Exhibit 1

NOTICE OF MEETING

The Annual General Meeting (the “Meeting”) of the holders of the common shares (the “Shareholders”) of Agrium Inc. (the “Corporation”) will be held on Tuesday, April 9, 2013, at the Sheraton Suites Calgary Eau Claire, 255 Barclay Parade S.W., Wildrose Centre & South Meeting Rooms, Calgary, Alberta at 11:00 a.m. (Calgary time) to:

1.	receive and consider our 2012 audited consolidated financial statements and the auditors’ report thereon;

2.	elect directors;

3.	appoint auditors for the 2013 financial year;

4.	consider and, if thought fit, approve, on a non-binding advisory basis, a resolution to accept the Corporation’s approach to executive compensation disclosed in the accompanying management proxy circular;

5.	consider and, if thought fit, approve a resolution to reconfirm, ratify and approve the Amended and Restated Shareholder Rights Plan of the Corporation; and

6.	transact such other business as may properly be brought before the Meeting or any adjournment or postponement.

Only Shareholders of record at the close of business on February 25, 2013, are entitled to receive notice of and to vote at the Meeting or any adjournment or postponement.

Your vote is important to us, regardless of the number of common shares held. Please vote today using only the WHITE proxy.

Proxies must be returned to Canadian Stock Transfer Company Inc., Administrative Agent for CIBC Mellon Trust Company, at CIBC Mellon Trust Company, c/o Canadian Stock Transfer Company Inc., Attention: Proxy Department, P.O. Box 721, Agincourt, ON M1S 0A1 so that they arrive by 11:00 a.m. (Calgary time) on Friday, April 5, 2013 or, if the Meeting is adjourned or postponed, by not less than 48 hours (excluding Saturdays, Sundays and holidays) before the time and date at which the Meeting is reconvened. Late proxies may be accepted or rejected by the Chair of the Meeting at his or her discretion and the Chair of the Meeting is under no obligation to accept or reject any particular late proxy. The Chair of the Meeting may waive or extend the proxy cut-off without notice.

Non-registered Shareholders should follow the instructions on the voting instruction form or other form of proxy provided by their intermediaries with respect to the procedures to be followed for voting. For more information about registered Shareholders and non-registered Shareholders, please see “Section Two: Voting Matters — Proxies — Advice to Beneficial Holders of Securities” in the accompanying management proxy circular.

If you have any questions or need assistance to vote, please contact one of our proxy solicitation agents. Shareholders in Canada should contact CST Phoenix Advisors, by email at inquiries@phoenixadvisorscst.com or by telephone at 1-866-822-1242 (toll-free within Canada or the United States) or 1-201-806-2222 (for collect calls outside Canada and the United States). Shareholders in the United States should contact Innisfree M&A Incorporated, by email at info@innisfreema.com or by telephone at 1-877-456-3442 (toll-free within Canada or the United States) or 1-412-232-3565 (for collect calls outside Canada and the United States).

By Order of the Board of Directors

Gary J. Daniel
Corporate Secretary

February 25, 2013

STOP THE BREAK UP OF AGRIUM – VOTE FOR THE AGRIUM NOMINEES ON THE WHITE FORM OF PROXY TODAY

For more information, Canadian shareholders should contact CST Phoenix Advisors at 1-866-822-1242 or email

inquiries@phoenixadvisorscst.com; U.S. shareholders should contact Innisfree at 1-877-456-3442 or email info@innisfreema.com